AGREEMENT REGARDING CREATION
                        OF WESTERN AMERICA MORTGAGE, LTD.

         THIS AGREEMENT is made as of July 8, 1999 by and among Mortgage.com, Inc. ("M.com"), a Florida corporation, FMN Management Company, Inc. ("GP Corp."), a Florida corporation, Western America Mortgage, Ltd. (the "Partnership"), a Florida limited partnership to be formed by GP Corp., Amcalfund, Inc. ("LP Corp."), a California corporation, and Mason-McDuffie Real Estate, Inc. ("MMRE"), a California corporation.

                               FACTUAL BACKGROUND

         A. M.com is a mortgage banking company which originates, processes and funds residential mortgage loans through the Internet and its membership network. M.com uses its proprietary CLOser(R) software to track loans from application to closing and to offer online access to information about loan rates and M.com's line of loan products. M.com owns all the outstanding stock of GP Corp.

         B. MMRE conducts a real estate brokerage business with offices at various locations in Northern California.

         C. MMRE owns all the outstanding stock of LP Corp.

         D. In the event M.com consummates an Initial Public Offering or a Sale Transaction (as such terms are defined in Section 4.1 hereof) on or before November 1, 1999, the parties desire to create the Partnership to operate a new mortgage banking venture serving the mortgage banking needs of all real estate offices and relocation businesses owned, directly or indirectly, or subsequently acquired by MMRE and its subsidiaries and all real estate businesses that have executed or subsequently enter into a Trademark License Agreement or TLC Service Agreement from MMRE. The Partnership will utilize loan officers located in MMRE's real estate brokerage offices. MMRE desires that LP Corp. own a 49% limited partnership interest in the Partnership. GP Corp. shall establish the Partnership, shall own a 51% partnership interest in the Partnership and shall serve as its general partner.

         E. M.com wishes to provide the CLOser(R) software and certain back office human resources and accounting support to the Partnership.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Pre-Closing Actions. In the event the parties believe that a reasonable probability exists that M.com will consummate an Initial Public Offering or a Sale Transaction on or before November 1, 1999, shall take the following actions:

            1.1 Formation of Partnership. GP Corp. shall, and M.com shall cause GP Corp. to, form the Partnership as a Florida limited partnership, pursuant to the Partnership Agreement substantially in the form attached hereto as Exhibit A. GP

     Corp. shall be the general partner of the Partnership and own 51% of the Partnership and LP Corp. shall be the limited partner and own 49% of the Partnership.

            1.2 Preliminary Capitalization of Partnership. GP Corp. shall determine, acting reasonably and in good faith, the amount of preliminary capitalization which shall be necessary or desirable, from time to time, in order to fund the organization of the Partnership and the Partnership's preparation for commencement of mortgage banking operations, provided that in no event shall the maximum requested capitalization exceed $500,000 without the prior written consent of all partners. GP Corp. shall contribute, and M.com shall cause GP Corp. to contribute, 51% of each requested preliminary capitalization contribution. LP Corp. shall contribute, and MMRE shall cause LP Corp. to contribute, 49% of each requested preliminary capitalization contribution. All requested capital contributions to the Partnership shall be made by GP Corp. and LP Corp. within ten (10) days of such request.

            1.3 Preparation for Commencing Business. GP Corp. shall, and M.com shall cause GP Corp. to, take such actions in its capacity as general partner of the Partnership as GP Corp. reasonably and in good faith believes are necessary and desirable to prepare the Partnership for engaging in the mortgage banking business in the event of a closing of an Initial Public Offering or Sale Transaction by M.com on or before November 1, 1999. All the parties shall cooperate reasonably and in good faith to assist the Partnership in such efforts to prepare the Partnership for operation, including, without limitation, assistance with documents necessary for obtaining mortgage banking licenses and obtaining the necessary equipment and personnel to conduct the business.

            1.4 Mortgage Warehouse Financing. The Partnership shall use reasonable, good faith efforts to secure a mortgage warehouse line of credit in order to engage in the mortgage banking business.

         2. Events to Occur at Closing. In the event of a closing by M.com of an Initial Public Offering or Sale Transaction on or before November 1, 1999, the parties agree to conduct a closing (the "Closing") pursuant to this Agreement, at which the parties shall take, and shall use their reasonable, good faith efforts to cause to be taken, the following actions:

            2.1 Capital Contribution to Partnership.

                a. GP Corp. shall contribute such additional capital to the Partnership so that GP Corp.'s total capital contribution, including both the capital contribution made at the Closing and all prior capital contributions by GP Corp. to the Partnership, shall total $255,000.

                b. LP Corp. shall contribute such additional capital to the Partnership so that LP Corp.'s total capital contribution, including both the capital contribution made at Closing and all prior capital contributions by LP Corp. to the Partnership, shall total $245,000.

            2.2 MMRE Agreement. MMRE and the Partnership shall execute and deliver the Office Use and Services Agreement, substantially in the form of Exhibit B (the "MMRE Agreement"), which provides, among other things, that the loan agents of the Partnership shall have access to MMRE's real estate brokerage offices.

            2.3 M.com Agreement. The Partnership and M.com shall execute and deliver the Technology and Support Services Agreement, substantially in the form of Exhibit C (the "M.com Agreement"), which provides, among other things, for M.com to provide certain technology and accounting and human resources management services to the Partnership.

            2.4 Noncompetition and Option Agreement. The Partnership, MMRE, LP Corp. and GP Corp. shall sign the Noncompetition and Option Agreement, substantially in the form of Exhibit D (the "Noncompetition Agreement") and M.com shall agree to be bound by Section 2.2 thereof.

            2.5 Trademark License Agreement. The Partnership, M.com and MMRE will execute and deliver the Trademark License Agreement, substantially in the form of Exhibit E.

            2.6 Other Documents. At the Closing, the parties shall execute such other documents, instruments or writings as may reasonably requested by the parties in order to consummate more effectively the transactions contemplated hereby and the commencement of the Partnership's mortgage banking business as contemplated by this Agreement and the attached exhibits.

         3. Termination. This Agreement shall terminate unless the Closing shall have occurred on or before November 1, 1999.

         4. Miscellaneous.

            4.1 Definitions. For purposes of this agreement, the following terms shall have the following meanings:

                a. "Initial Public Offering" means an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by M.Com of its common stock, which results in the common stock being traded on a national securities exchange, on NASDAQ or on a comparable system.

                b. "Sale Transaction" means (i) any sale of all or substantially all of the assets of the Company or (ii) any merger, consolidation, share exchange, or other business combination or transaction involving M.com with or into another person or sale of all or substantially all of the assets of M.com that results in the shareholders of M.com, immediately prior to such transaction or series of transactions, owning less than 50% of the outstanding common stock of M.com or the common stock of its successor, immediately following consummation of the transaction or series of transactions, provided that pursuant to the Sale Transaction, the holders of Common Stock shall receive cash or shares of a publicly-traded company in connection with the transaction.

                4.2 M.com's Separate Mortgage Banking Activities. The parties acknowledge that M.com presently engages, and, except to the extent expressly limited in written agreements by the parties, in the future will continue to engage, in mortgage banking activities which compete directly with the business of the Partnership and that M.com provides technology to other competitors of the Partnership. The parties hereby consent to such competitive activities and waive any resulting conflict of interest.

                4.3 No Joint Venture. Nothing in this Agreement or any of the exhibits shall be interpreted or construed as creating a partnership, joint venture or franchise between the parties or as making any party the agent of another party (except for matters resulting from the actual execution and delivery of the Partnership Agreement, if and when actually executed and delivered).

                4.4 Specific Performance. The parties hereby declare and agree that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure by any party to perform any of the obligations set forth in this Agreement. Therefore, any party hereto may institute any action or proceeding for specific performance of this Agreement and any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law.

                4.5 Binding Effect; Successors. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto. In the event M.com participates in a "Sale Transaction", the successor to M.com (including, without limitation, any successor by merger or successor as purchaser of all or substantially all the assets of M.com) shall succeed to all the rights and responsibilities of M.com under this Agreement.

                4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

                4.7 Effect and Interpretation. This Agreement will be governed, construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles thereunder. Titles contained in this Agreement have been inserted for convenience and in no way define, limit or extend the scope intended in any provision of this Agreement. This Agreement will be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

                4.8 Entire Agreement. This instrument, together with the exhibits, embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein and there have been, and are, no agreements, representations or warranties other than those set forth or provided herein.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                         MORTGAGE.COM, INC.


                                         By:
                                            -----------------------------------
                                             Seth S. Werner, President and
                                                Chief Executive Officer
                                                                 ("M.com")


                                         WESTERN AMERICA MORTGAGE, LTD.

                                         By:   FMN Management Company, Inc.,
                                               its General Partner


                                         By:
                                            -----------------------------------
                                             Seth S. Werner, President

                                                      (the "Partnership")

                                         FMN MANAGEMENT COMPANY, INC.


                                         By:
                                            -----------------------------------
                                            Seth S. Werner, President
                                                            ("GP Corp.")

                                         AMCALFUND, INC.


                                         By:
                                            -----------------------------------
                                             Its:
                                                 ------------------------------
                                                          ("LP Corp.")

                                         MASON-McDUFFIE REAL ESTATE, INC.


                                         By:
                                            -----------------------------------
                                              A. David Cobo, President

                              SCHEDULE OF EXHIBITS


Exhibit A         -        Partnership Agreement

Exhibit B         -        Office Use and Services Agreement

Exhibit C         -        Technology and Support Services Agreement

Exhibit D         -        Noncompetition and Option Agreement

Exhibit E         -        Trademark License Agreement

                         WESTERN AMERICA MORTGAGE, LTD.

                          LIMITED PARTNERSHIP AGREEMENT

         This Agreement, is made this ______ day of _____________, 1999, to form a limited partnership among FMN Management Company, Inc., a Florida corporation (the "General Partner") and Amcalfund, Inc., a California corporation (the "Limited Partner") (the General Partner and the Limited Partner collectively referred to as the "Partners");

                              W I T N E S S E T H :

                                   ARTICLE I.

                                    General

         (A) Formation; Name. The parties hereby form and establish a limited partnership under the Florida Revised Uniform Limited Partnership Act (1986), as amended from time to time (the "Act"). The name of the partnership shall be "Western America Mortgage, Ltd." This partnership will become effective upon the execution of this agreement and the filing of the Certificate of Limited Partnership with the Florida Department of State ("Effective Date").

         (B) Character of Business. The partnership may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the partnership may do business. The partnership shall have the authority to do any and all things necessary, convenient or incident to the achievement of the foregoing and the operation of its business. The principal purpose of the partnership will be operation of a mortgage banking and mortgage brokerage business and ancillary business activities primarily to meet the mortgage needs of Mason-McDuffie Real Estate, Inc., a California corporation ("MMRE") and any other real estate offices or relocation businesses owned by MMRE or the Subsidiaries of MMRE, and any real estate offices or relocation businesses which have signed, or hereafter enter into, Trademark License Agreements or TLC Service Agreements with MMRE or its Affiliates, as such businesses may grow, expand and evolve in the future and to other Prudential real estate offices within MMRE's territory. The Partnership will also generate internet mortgage business, through its own web site and links to any "portals" or other web site that MMRE may wish to create between the Partnership's web sites and web sites that MMRE controls. The Partnership shall earn the revenues of these internet mortgage loans and shall have the right to set its own internet loan pricing policies.

         (C) Record Office and Agent for Service. The address of the record office of the partnership shall be 8751 Broward Boulevard, Fifth Floor, Plantation, Florida. The agent for service of process shall be Seth S. Werner, whose address is 8751 Broward Boulevard, Fifth Floor, Plantation, Florida 33324.

         (D) Term. The term of the partnership will begin on the Effective Date and will end on December 31, 2098, unless terminated earlier by operation of law or pursuant to this agreement.

         (E) Partners' Names and Business Addresses. The name and business address of each of the Partners is as follows:

        Name                                                 Business Address
        ----                                                 ----------------

                               General Partner
                               ---------------


 FMN Management Company, Inc.,               8751 Broward Boulevard, Fifth Floor
 a Florida corporation                       Plantation, FL 33324


                               Limited Partners
                               ----------------

 Amcalfund, Inc.,                            1901 Olympic Boulevard, Third Floor
 a California corporation                    Walnut Creek, CA 94596

         (F) Admission of Additional General Partners. The General Partner may admit additional General Partners with the prior written consent of all Partners. Any such General Partner admitted shall be included in the reference to General Partners.

         (G) Admission of Additional Limited Partners. The General Partners may admit additional Limited Partners with the prior written consent of all Partners. Any such Limited Partner admitted shall be included in all references to Limited Partners herein.

                                  ARTICLE II.

                    Capital Contributions and Unit Allocation


         (A) Initial Capital Contributions and Units. Initial contributions shall be as set forth in Schedule A attached hereto, and each Partner shall receive the number of units shown on Schedule A. If any additional General or Limited Partner shall be subsequently admitted, the General Partners shall determine the capital contribution required of such additional Partner and the number of units to be assigned to such additional Partner, based on a good faith determination of the fair market value of units at such time, which determination shall be approved by the prior written consent of all Partners.

         (B) Additional Capital Contributions. No additional capital contributions shall be required of any Partner. If a Partner makes additional capital contributions, additional units may be issued to such Partner with the written consent of all Partners. The General Partners shall determine the number of units to be assigned to the contributing Partner in exchange for the contribution, based on a good faith determination of the fair market value of units at such time, which determination shall be approved by the prior written consent of all Partners. Furthermore, capital contributions may be made with or without the issuance of additional units if such contributions are made by all Partners pro rata based on the number of units they have.

         (C) Loans by Partners. The General Partners may loan funds to the partnership on arm's length terms, and any Limited Partner may loan funds to the partnership with the permission of the General Partners and on such terms as the General Partners shall determine to be appropriate.

         (D) Interest on Contributions. Capital contributions to the partnership shall not earn interest, except as otherwise expressly provided in this agreement.

         (E) Withdrawal and Return of Contribution. Except as otherwise provided in this agreement, no Partner shall be entitled to withdraw or to the return of a capital contribution.

                                  ARTICLE III.

                                Capital Accounts


         (A) Maintenance of Capital Accounts. A capital account shall be maintained for each Partner.

         (B) Additions to Capital Accounts. A Partner's capital account shall be increased by the following:

                (1) The amount of money or fair market value of property contributed by the Partner to the partnership.

                (2) Allocation to the Partner of partnership income and gain (or items thereof).

         (C) Decreases to Capital Accounts. A Partner's capital account shall be decreased by the following:

                (1) The amount of money or fair market value of any property distributed to the Partner by the partnership.

                (2) Allocation to the Partner of expenditures of the partnership described in Section 705(a)(2)(B) of the Internal Revenue Code (expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to the capital account). Except for amounts with respect to which an election is properly made under Section 709(b) of the Internal Revenue Code, amounts paid or incurred to organize a partnership or to promote the sale of (or to sell) an interest in such partnership shall solely for purposes of this paragraph be treated as Internal

     Revenue Code Section 705(a)(2)(B) expenditures, and upon liquidation of the partnership, no further capital account adjustment will be made in respect thereof. If a deduction for a loss incurred in connection with the sale or exchange of partnership property is disallowed to the partnership under
     Section 267(a)(1) or 707(b) of the Internal Revenue Code, that deduction shall solely for purposes of this paragraph be treated as an Internal Revenue Code Section 705(a)(2)(B) expenditure.

                (3) Allocation of partnership loss and deduction (or items thereof).

         (D) Negative Capital Accounts. Limited Partners shall not be obligated to restore any deficit in the capital accounts established for their Limited Partner interests.

         (E) Transfers of Interests. Upon the transfer of all or a part of an interest in the partnership, the capital account of the transferor that is attributable to the transferred interest carries over to the transferee Partner.

         (F) Adjustment of Capital Accounts to Fair Market Value. In the event the values of partnership assets are adjusted pursuant to the definition of the term "Value" below, the accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the partnership recognized gain or loss equal to the amount of such aggregate net adjustment, and such adjustment shall be allocated to the Partners in accordance with
Article IV hereof.

             (1) "Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                 (a) The initial value of any asset contributed by a Partner to the partnership shall be the gross fair market value of such asset, as determined by the General Partners.

                 (b) The values of all partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partners as of the following times: (1) the acquisition of any additional interest in the partnership by a new or existing Partner in exchange for more than a de minimis capital contribution; (2) the distribution by the partnership to a Partner of more than a de minimis amount of partnership property unless all Partners receive simultaneous distribution of undivided interest in the distributed property in proportion to their interest in the partnership; and (3) the termination of the partnership for federal income tax purposes pursuant to Section 708(b)(1)(B).

                 (c) If the value of an asset has been determined or adjusted pursuant to (a) or (b) above, such value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses (as defined in Article IV).

         (G) Interpretation. This article is intended to comply with Reg. ss. 1.704-1(b)(2)(iv) and shall be interpreted in a manner consistent with such Regulations.

                                  ARTICLE IV.

                                   Allocations


         (A) Profits and Losses. Except as otherwise provided in this Article IV, Profits and Losses shall be allocated as follows:

             (1) Profits.

                 (a) First, to the Partners pro rata based on the distributions made pursuant to Article V hereof until each Partner has been allocated an amount of Profits pursuant to this Paragraph (A)(1)(a) in the current and previous fiscal years that equals the distributions made to that Partner pursuant to Article V hereof in the current and previous fiscal years.

                 (b) Second, to the Partners pro rata based on the Losses allocated to them pursuant to Paragraph (A)(2)(c) of this Article IV until each Partner has been allocated an amount of Profits pursuant to this Paragraph (A)(1)(b) in the current and previous fiscal years that equals the Losses allocated to that Partner pursuant to Paragraph (A)(2)(c) of this Article IV in the previous fiscal years.

                 (c) Third, to the Partners pro rata based on the Losses allocated to them pursuant to Paragraph (A)(2)(b) of this Article IV until each Partner has been allocated an amount of Profits pursuant to this Paragraph (A)(1)(c) in the current and previous fiscal years that equals the Losses allocated to that Partner pursuant to Paragraph (A)(2)(b) of this Article IV in the previous fiscal years.

                 (d) Lastly, to the Partners pro rata based in accordance with the number of units owned by such Partner.

             (2) Losses.

                 (a) First, to the Partners pro rata based on the Profits allocated to them pursuant to Paragraph (A)(1)(d) of this Article IV until each Partner has been allocated an amount of Losses pursuant to this Paragraph (A)(2)(a) in the current and previous fiscal years that equals the Profits allocated to that Partner pursuant to Paragraph (A)(1)(d) of this Article IV in the previous fiscal years.

                 (b) Second, to the Partners pro rata based on their respective positive capital accounts until each Partner has been allocated an amount of Losses pursuant to this Paragraph (A)(2)(b) in the current and previous fiscal years to reduce that Partner's capital account to zero.

                 (c) Lastly, to the Partners in proportion to and to the extent that each bears the related risk of economic loss.

             (3) "Profits and Losses" means, for each fiscal year or other period, an amount equal to the partnership's taxable income or loss for such year or period, determined in accordance with Internal Revenue Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Internal Revenue Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                 (a) Any income of the partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss.

                 (b) Any expenditures of the partnership described in Internal Revenue Code Section 705(a)(2)(B) or treated as Internal Revenue Code
     Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Final Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss.

                 (c) Gain or loss resulting from any disposition of partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value.

                 (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account book depreciation for such fiscal year or other period hereof.

                 (e) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Paragraphs (B), (C), (D),
     (E), (F) and (G) of this Article IV shall not be taken into account in computing Profits or Losses.

     (B) Qualified Income Offset. If a Partner unexpectedly receives an adjustment, allocation or distribution described in Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to any Partner with a deficit capital account in an amount and manner sufficient to eliminate such deficit balance as quickly as possible to the extent required by the Treasury Regulations. Any special allocations of items of income or gain pursuant to this section shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article IV so that the net amount of any item so allocated and the Profits, Losses and other items allocated to each Partner pursuant to this
Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner pursuant to the provisions of this Article IV if such unexpected adjustment, allocation or distribution had not occurred.

             (C) Minimum Gain Charge Back.
                 ------------------------

             (1) If there is a net decrease in partnership minimum gain for a fiscal year of the partnership, then each Partner shall be allocated items of income and gain for such year (and if necessary for subsequent years) in accordance with Reg. ss. 1.704-2(f).

             (2) Partnership minimum gain shall be determined in accordance with and have the meaning ascribed to such term by Reg. ss. 1.704-2(d).

             (3) A Partner's share of partnership minimum gain shall be determined in accordance with and have the meaning ascribed to such term by Reg. ss. 1.704-2(g).

         (D) Nonrecourse Debt of the Partnership Where a Partner Bears the Economic Risk of Loss.

             (1) Partnership loss deductions or Section 705(a)(2)(b) expenditures that are attributable to a particular Partner's nonrecourse liability (hereinafter called "Partner Nonrecourse Deductions") shall be allocated to the Partner that bears the economic risk of loss of the liability, in accordance with Reg. ss. 1.704-(i)(1).

             (2) The amount of Partner Nonrecourse Deductions with respect to a Partner nonrecourse debt for any year shall be determined in accordance with Reg. ss. 1.704-2(i)(2).

             (3) If during a taxable year of the partnership there is a net decrease in Partner nonrecourse debt minimum gain, as defined in Reg. ss. 1.704-2(i), any Partner with a share of such Partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to such Partner's share of such net decrease in such Partner nonrecourse debt minimum gain, in accordance with Reg. ss. 1.704-2(i).

             (4) The determination of whether a Partner bears the economic risk of loss with respect to any liability of the partnership shall be made in accordance with Reg. ss. 1.752-2.

         (E) Tax Allocations with Respect to Property Contributions; Internal Revenue Code Section 704(c). In accordance with Internal Revenue Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the partnership for federal income tax purposes and its initial Value (computed in accordance with subparagraph (a) of the definition of the term "Value" in Paragraph (F)(1) of Article III hereof). In the event the Value of any partnership property is adjusted pursuant to subparagraph (b) of the definition of the term "Value" in Paragraph (F)(1) of Article III hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Value in the same manner as under Internal Revenue Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this agreement. Allocations pursuant to this paragraph are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items, or distributions pursuant to any provision of this agreement.

         (F) Allocations Upon the Admission of Additional Partners or a Transfer of Partnership Interest.

             (1) In the event additional Partners are admitted to the partnership on different dates during any fiscal year, the Profits or Losses allocated to the Partners for each such fiscal year shall be allocated among the Partners in proportion to the interest in the partnership each holds from time to time during such fiscal year in accordance with Internal Revenue Code Section 706 using any convention permitted by law and selected by the General Partners.

             (2) Allocations made subsequent to a transfer of partnership interest to another Partner shall be made as though all such prior allocations attributable to the transferred interest were made to the transferee Partner.

         (G) Items Not Specifically Dealt With. Except as otherwise provided in this agreement, all items of partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided by allocating such items to each Partner in accordance with such Partner's interest in the Profits and Losses of the partnership.

         (H) Construction. The provisions of this Article IV (and other related provisions in this agreement) pertaining to the allocation of items of partnership income, gain, loss, deductions and credit shall be interpreted consistently with the Regulations issued under Internal Revenue Code Section 704 and, to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.

         (I) Allocations Binding on Partners. The Partners are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of partnership income and loss for income tax purposes.

                                   ARTICLE V.

                                  Distributions


         (A) Unit Distributions. The General Partner shall determine when distributions shall be made and the amount of the distributions. Distributions shall be made pro rata based upon the number of units each Partner shall have. Distributions in kind shall be made only if all property is distributed to all Partners pro rata (with all Partners receiving identical fractional interests in all property distributed) or if any other in kind distribution is consented to by all Partners, and in the case of any in kind distribution, capital accounts shall be appropriately adjusted as required by this agreement and federal tax law. The Partnership's general policy shall be to distribute excess cash (not less than quarterly, if practical), provided that the Partnership shall first retain sufficient Reserves for foreseeable expenses and capital expenditures and to fund expansion and to maintain capital resources reasonably necessary to obtain favorable mortgage warehouse loan terms. The Partnership shall make distributions pursuant to the foregoing general policy.

         (B) Amounts Withheld. All amounts withheld pursuant to the Internal Revenue Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this agreement.

                                  ARTICLE VI.

                      Rights, Duties and Powers of Partners


         (A) Power of General Partners to Manage the Business. The General Partners shall have full and exclusive power and authority on behalf of the partnership, in its name, to manage, control, administer and operate the business and affairs of the partnership, and to do or cause to be done any and all acts deemed by the Partners to be necessary or appropriate thereto, and the scope of such power and authority shall encompass all matters in any way connected with such business or incident thereto.

         (B) Specific Powers of the General Partners. Each General Partner shall have the power on behalf of the partnership:

             (1) To enter into an Office Use and Services Agreement with MMRE granting the Partnership the right to provide its mortgage banking and mortgage brokerage services in MMRE's real estate offices.

             (2) To enter into a Technology and Support Services Agreement, with Mortgage.com, Inc., a Florida corporation for the partnership to obtain certain accounting and human resources management support services and nonexclusive access to the CLOser(R) software.

             (3) To enter into an Agreement Regarding Creation of Western America Mortgage, Ltd. with M.com, MMRE and others regarding the initial formation of the partnership.

             (4) To engage in the mortgage banking and mortgage brokerage business and any and all activities ancillary or incidental thereto.

             (5) To obtain mortgage banking licenses, employ loan officers and supervisory and support personnel.

             (6) To obtain mortgage warehouse lines of credit and similar credit facilities and loans to finance the mortgage banking and mortgage brokerage business.

             (7) To purchase, lease or otherwise acquire real or personal property considered necessary or appropriate to carry on and conduct the business of the partnership.

             (8) To borrow monies for the business of the partnership and from time to time, without limit as to amount, to draw, make, execute and issue promissory notes and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of the sums so borrowed and to mortgage, pledge, or assign in trust all or any part of the partnership's property or assets, or to assign any monies owing or to be owing to the partnership, to enter into mortgage warehouse credit facilities and similar arrangements to finance the Partnership's mortgage banking activities and to engage in any other means of financing.

             (9) To manage, administer, conserve, improve, develop, operate, lease, utilize and defend the partnerships property or assets, and to contract with third parties for such purposes, and to do any and all other things necessary or appropriate to carry out the terms and provisions of this agreement which would or might be done by a normal and prudent person in the management, administration, conservation, improvement, development, operation, lease and utilization of his own property.

             (10) To enter into, execute and deliver any easements, licenses or other agreements customarily employed in connection with the acquisition, sale, management, administration, conservation, improvement, development, operation, lease and utilization of properties or assets of the type owned by the partnership and any and all other instruments or documents considered by the General Partners to be necessary or appropriate to carry on and conduct the business of the partnership.

             (11) To employ on behalf of the partnership agents, employees, accountants, lawyers, clerical help and such other assistance and services as may seem proper and to pay therefor such remuneration as the General Partners may deem reasonable and appropriate.

             (12) To purchase, lease, rent or otherwise acquire or obtain the use of machinery, computers, equipment, tools, materials and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient or advisable in connection with carrying on the business of the partnership, and to incur expenses for travel, telephone, telegraph, insurance and for such other things, whether similar or dissimilar, as may be deemed necessary or appropriate for carrying on and performing the business of the partnership.

             (13) To pay insurance premiums, property taxes and any other amounts necessary or appropriate to the management, administration, conservation, improvement, development, operation, lease or utilization of any partnership property or asset.

             (14) To make and to enter into such agreements and contracts with such parties, and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the General Partners may deem advisable or appropriate.

             (15) To sue and be sued, complain and defend in the name of and on behalf of the partnership.

             (16) To make such classifications, determinations and allocations as the General Partners may deem advisable, having due regard for any relevant generally accepted accounting principles.

             (17) To take such other action and to perform such other acts as may be deemed appropriate to carry out the business and affairs of the partnership.

         (C) Limits on Powers of General Partners. The General Partners may do the following only with the prior written consent of all the Partners:

             (1) Do any act in contravention of the partnership agreement.

             (2) Make, execute or deliver any assignment for the benefit of creditors or any bond or confession of judgment.

             (3) Do any act which would make it impossible to carry on the ordinary business of the partnership.

             (4) Alter the Primary purpose of the partnership from engaging in the mortgage banking and mortgage brokerage business and ancillary and related activities and lines of business, primarily through loan officers located in the real estate brokerage offices of MMRE and any other mortgage banking or mortgage brokerage businesses acquired, directly or indirectly, from MMRE or its affiliates, as MMRE's business may expand and evolve in the future, together with internet mortgage banking activities through the Partnership's own web page and links to any "portals" or other web sites maintained or controlled by MMRE.

             (5) Sell all or substantially all the assets and business of the Partnership.

             (6) Entering into material business relationships between the Partnership and the General Partner or its Affiliates which are not "arms-length" at "fair market value".

             (7) Loaning money from the Partnership to the General Partner or its Affiliates.

             (8) To enter into any agreement for sharing of profits or joint venture with any person, firm, corporation, government or agency thereof engaged in any business or transaction which this partnership is authorized to engage in or any business or transaction capable of being conducted so as to directly or indirectly benefit this partnership.

         (D) Time Devoted to the Business. No General Partner shall be required to devote all of such Partner's time to the business.

         (E) General Partner's Competitive Mortgage Banking Activities. Subject to the provisions of Section 2.2 of the Non-Competition and Option Agreement between WAM, Amcalfund, Inc. and MMRE, the parties acknowledge and consent that directors, shareholders, management and other affiliates of the General Partner are, and will continue to be, engaged in mortgage banking and mortgage brokerage businesses which are and will continue to be in competition with the partnership, including, without limitation, supplying software and other support to other competitors of the partnership and waive any conflict of interest. Moreover, the parties acknowledge and consent that the general partner, its affiliates and its officers, directors, employees and agents may pursue mortgage banking and mortgage brokerage business-related opportunities (including, without limitation, the opportunity to acquire additional businesses, the opportunity expand existing mortgage business, the opportunity to hire new employees and the opportunity to pursue customer relationships) for the benefit of the shareholders and affiliates of the General Partner to the exclusion of the Partnership.

         (F) Limitation of Liability of General Partners. A General Partner shall not be liable to the partnership or to any Partner for loss or damage caused by any act or omission in such capacity if the General Partner acted in good faith and in a manner the General Partner reasonably believed to be in or not opposed to the best interests of the partnership, except for losses or damages adjudicated to have been caused by his fraudulent conduct or willful or wanton misconduct. Without limiting the generality of the foregoing, no General Partner shall be personally liable for return of the capital of any Limited Partner or the return of any other contribution to the partnership made by any Limited Partner.

         (G) Indemnification of General Partners. The partnership shall indemnify each General Partner against expenses, including reasonable attorneys' fees, actually and reasonably incurred by the General Partner in connection with any claim relating to the General Partner's acting or failing to act in such capacity if the General Partner acted in good faith and in a manner the General Partner reasonably believed to be in or not opposed to the best interests of the partnership, except that no indemnification shall be made in respect of any claim as to which the General Partner shall have been adjudged to be liable for fraudulent conduct or willful or wanton misconduct in the performance of the General Partner's duty to the partnership.

         (H) Budget Process. The General Partner shall propose an annual operating capital budget to the Limited Partners for discussion and comment prior to the beginning of each fiscal year. The General Partner shall confer with the Limited Partners regarding all major business decisions. The General Partner shall provide the Limited Partners with reasonable access to the books and records of the Partnership in addition to the reports required under Article IX.

         (I) Liability of the Limited Partner. The liability of a Limited Partner for the obligations or losses of the partnership shall not exceed the contributions such Limited Partner has previously made or has agreed to make pursuant to Article II hereof.

         (J) Confidential Information. The General Partner and its affiliates shall not, directly or indirectly, at any time, divulge, disclose, furnish, communicate with or make it necessary to any third party any confidential or proprietary information of MMRE, including, without limitation, any customer list, financial data or sales data. Any other provision of this Agreement to the contrary notwithstanding, upon termination of this Agreement, the Limited Partner shall have the right to obtain and retain copies of all record and documents related to the business of the Partnership conducted by loan agents working at MMRE-owned offices and offices of companies with whom MMRE has a Trademark License Agreement or a TLC Service Agreement.

                                  ARTICLE VII.

                 Assignment and Transfer of Partnership Interest

(A) Right to Sell or Assign. A General or Limited Partner may sell, assign or transfer any of the units in the partnership owned by such Partner (subject to the rights provided under Paragraph (B)), but such purchaser, assignee or transferee shall only have the right to receive that share of the Profits, Losses, distributions, capital account and returns of contributions to which the transferor of such units in the partnership would have otherwise been entitled to and shall not obtain the right to become a Partner in the partnership unless and until (1) all of the remaining Partners consent, in their sole discretion, which may be unreasonably withheld, to make such purchaser, assignee or transferee a Partner, and (2) such purchaser, assignee or transferee agrees to be bound by all of the terms, obligations and conditions of this agreement and executes and delivers all appropriate documents, agreements and instruments as determined by the Partners. Notwithstanding the foregoing, the Limited Partner shall have the right to transfer and assign its Partnership Interest to an Affiliate (without triggering the right of first refusal of the General Partner), and the Affiliate shall be admitted as a substitute limited partner (and the General Partner shall consent to such substitution), provided that the Affiliate shall agree in writing to be bound by the terms of this Agreement and shall execute such further instrument and agreements as may be customary and reasonably requested by counsel to the Partnership.

         (B) Rights of Partnership. The partnership shall have a right of first refusal with respect to any proposed sale, assignment or transfer of an interest in the partnership or any portion thereof, to acquire such interest on the same terms as the proposed sale, assignment or transfer, except that cash may be substituted for any consideration other than cash or notes of the buyer. With respect to any transfer occurring by reason of death of a Partner or by gift, the partnership shall have an option to acquire such interest for its fair market value. The rights and options granted to the partnership pursuant to this paragraph may be exercised pro rata by all Partners electing to join in the exercise if not exercised by the partnership.

         (C) Permitted Transfers. The foregoing notwithstanding, the voluntary or involuntary transfer of partnership units to the partnership or an existing Partner shall not trigger the option to purchase under Paragraphs (B) of this article. All units so transferred shall nevertheless remain subject to the terms of this agreement in the hands of the transferee.

         (D) Limited Partner's Option to Purchase General Partner's Units.
             ------------------------------------------------------------

             (1) Definitions. For the purpose of this subsection VII(D), the following terms have the following meanings:

                 (a) "Acceptable Performance" means that the Partnership generates at least 25 Basis Points in Qualifying Profit and at least 25% Buyer Side Penetration for the relevant Measurement Period. The penetration figure will be reviewed by the parties and may be changed after 24 months to a figure mutually agreed by the parties.

                 (b) "Basis Points" means the dollar amount of Qualifying Profit divided by the total dollar volume of loans closed by the Partnership during the relevant Measurement Period.

                 (c) "Buyer Side Penetration" means the total number of loans closed where the buyer was represented by an MMRE agent, divided by the total number of homes sold where the buyer was represented by an MMRE agent. (The definition only applies to activity at the MMRE offices identified on the list attached as Schedule B. The list of offices will be reviewed by the parties and may be changed after 24 months to a list mutually agreed by the parties.)

                 (d) "Measurement Period" means the six-month period ending on the 24th month following the Partnership's commencement of mortgage banking business operations, and thereafter each six-month period, ending at the end of each consecutive calendar quarter, commencing with the quarter ending in the 27th month (e.g., six months ending at the ending of the 27th month, the six month ending at the end of the 30th month, etc.).

                 (e) "Qualifying Profit" means the pre-tax earnings of the Partnership, calculated according to generally accepted accounting principles ("GAAP"), applied on a consistent basis.

                 (f) "Unacceptable Performance" means that the Partnership does not achieve Acceptable Performance for the relevant Measurement Period.

             (2) Purchase Option Upon Unacceptable Performance. In the event the Partnership has Unacceptable Performance during any Measurement Period, the Limited Partner will have the option , but not the obligation, to purchase the General Partner's interest in the Partnership for a price calculated as 51% of an amount equal to two and one-half (2 1/2) times the Qualifying Profit of the Partnership during the preceding 12 months. In addition, the General Partner shall be paid the amount of its capital account.

             (3) Purchase Option Upon Acceptable Performance. In the event the Partnership achieves Acceptable Performance, the Limited Partner shall have the option, but not the obligation, to purchase the General Partner's interest in the Partnership at any time after the end of the fifth Measurement Period (i.e., following the 36th month following the Partnership's commencement of mortgage banking business operation) (including exercise of the Option at the end of the fifth Measurement Period) for a price calculated as 51% of an amount equal to four times the Qualifying Profit of the Partnership during the preceding 12 months.

             (4) Exercise of Options. The Limited Partner must exercise either of the foregoing purchase options by giving written notice to the General Partner within sixty (60) days following the end of the relevant Measurement Period (or sixty (60) days following delivery of financial statements for the Measurement Period, if later). The purchase price plus the outstanding balance of the General Partner's capital account shall be paid 50% in cash and 50% due in 36 months, payable in equal, consecutive monthly installments, together with eight percent (8%) per annum interest. The deferred payment shall be evidenced by a promissory note and secured by a pledge of, and first priority lien on, the interest in the Partnership purchased from the General Partner. The closing of the sale shall occur at a mutually-agreeable time and place, not more than sixty (60) days following the delivery of the Limited Partner's written notice. The Limited Partner and General Partner shall act reasonably and in good faith to prepare and execute mutually satisfactory documentation for the sale, including the form of note and pledge agreement. The General Partner shall retain its pro rata share of income and cash flow, and shall bear its pro rata tax burden, for operation of the Partnership to and including the closing date.

                                 ARTICLE VIII.

                           Dissolution and Liquidation

         (A) Dissolution. The partnership shall be dissolved upon the happening of any of the following:

             (1) The election to terminate the partnership by the General Partners unless all of the Limited Partners consent to continue the partnership. (The General Partner cannot liquidate the partnership if all of the Limited Partners elect to continue the partnership.)

             (2) The partnership being adjudicated insolvent or bankrupt.

             (3) Any General Partner ceasing to be a General Partner by reason of an event described in Paragraph (D) hereof if such event is not followed by an election under Paragraph (E) hereof to continue the partnership.

             (4) In any event at midnight on December 31, 2098.

         (B) Liquidation. Except as otherwise provided in Paragraph (E) hereof, upon a dissolution of the partnership, the General Partners shall be the liquidators of the partnership; or, if there is no General Partner at the time of dissolution, the Limited Partners shall select a liquidator by majority vote. The liquidator so determined shall liquidate the partnership's assets and shall do so as promptly as is consistent with obtaining fair value for them and shall apply and distribute the assets of the partnership as follows:

             (1) First, to the payment and discharge of all of the partnership's debts and liabilities to creditors of the partnership other than the Partners.

             (2) Second, to the payment and discharge of all of the partnership's debt and liabilities to creditors of the partnership that are Partners.

             (3) Third, to the Partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocation for all periods.

         (C) Compliance with Timing Requirements of Regulations. In the event the partnership is "liquidated" within the meaning of Reg. ss. 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article VIII by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating partnership assets, collecting amounts owed to the partnership and paying any contingent or unforeseen liabilities or obligations of the partnership or of the General Partners arising out of or in connection with the partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partners, in the same proportions as the amount distributed to such trust by the partnership would otherwise have been distributed to the Partners pursuant to this agreement; provided, however, that such trust may only be created if the partnership has received an opinion from counsel, which is generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association which would be taxed as a corporation for federal income tax purposes.

         (D) The General Partners shall use their good faith, reasonable efforts to inform the Limited Partners, in a timely manner, of material business and financial developments relating to the Partnership and to provide such information regarding the Partnership as shall reasonably be requested by the Limited Partner.

         (E) Disqualification of General Partners. A General Partner shall cease to be a General Partner of the partnership upon the happening of any of the following events:

             (1) Death of a General Partner (or dissolution or termination if a General Partner is an entity, or distribution of all interest in the partnership by the fiduciary if a General Partner is an estate).

             (2) Incapacity of a General Partner. A General Partner shall be deemed to be incapacitated if the General Partner is disabled and unable to take an active part in the management of the partnership business for a continuous period of at least six (6) months or the General Partner's doctor determines that he will not be able to take an active part in the management of the partnership business for a period of at least six (6) months, or if the General Partner is adjudicated incompetent.

             (3) Withdrawal of a General Partner.

             (4) Removal of a General Partner.

             (5) The assignment by a General Partner for the benefit of creditors.

         (F) Successor Partnership. Upon the occurrence of an event described in Paragraph (D) hereof, the partnership shall thereafter be liquidated pursuant to Paragraph (B) hereof unless, within ninety (90) days after such occurrence, all remaining General Partners elect to continue the partnership or, if there is then no remaining General Partner, the remaining Partners having a majority of both the capital and profit interests of the remaining Partners elect in writing to continue the partnership. If an election to continue the partnership is made by the Partners and there is no General Partner, a successor General Partner shall be selected by the Limited Partners having a majority of both the capital and profit interests of the Limited Partners. If an election to continue the partnership is made by the Partners, then the successor General Partner shall have at least a one percent (1%) interest in the Profits and Losses, distributions and other items of the partnership (with a corresponding reduction in the Limited Partners' interest in the partnership); this interest may be sold or given by the Limited Partners to the new General Partner. This agreement shall be amended in order to reflect the admission of the new General Partner. The disqualified General Partner's interest in the partnership shall automatically be converted into a Limited Partner interest representing the disqualified General Partner's then effective interest in the Profits and Losses, distributions and other items of the partnership. The Certificate of Limited Partnership shall be amended to reflect the changes described herein.

                                  ARTICLE IX.

                  Books, Reports, Accounting and Tax Elections


         (A) Documents at Record Office. The General Partners shall maintain or cause to be maintained at the partnership's record office complete and accurate books and records with respect to all partnership business and transactions, which books and records shall be kept in accordance with generally accepted accounting principles. At a minimum, the General Partners shall keep the following books and records at the record office of the partnership: (1) a current list of the full name and last known business address of each Partner set forth in alphabetical order; (2) a copy of the Certificate of Limited Partnership and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; (3) copies of the partnership's federal, state and local income tax returns and reports for the three (3) most recent years; and (4) copies of any effective written partnership agreements and of any financial statements of the partnership for the three (3) most recent years.

         (B) Fiscal Year and Method of Accounting. The partnership's fiscal year for both tax and financial reporting purposes shall be the calendar year. The method of accounting shall be Generally Accepted United States Accounting Principles, applied on a consistent basis.

         (C) Reports and Statements.

             (1) Within ninety (90) days of the end of each fiscal year of the partnership, the General Partners, at the expense of the partnership, shall cause to be delivered to the Limited Partners with respect to the just completed fiscal year of the partnership such information as shall be necessary for the preparation by the Limited Partners of their federal, state and local income and other tax returns.

             (2) Within ninety (90) days after the end of each fiscal year of the partnership, the General Partners shall cause to be delivered to the Limited Partners unaudited financial statements of the partnership for the just completed fiscal year prepared at the expense of the partnership.

             (3) Within thirty (30) days after the end of each calendar month, the General Partners shall, at the partnership's expense, cause to be delivered to each Limited Partner unaudited financial reports of the partnership for the just completed calendar month.

         (D) Tax Elections.

             (1) Except as provided in subparagraph (2), the Tax Matters Partner (the "Tax Matters Partner") shall have the sole discretion and authority to make or revoke any elections on behalf of the partnership for tax purposes.

             (2) In the event of a transfer of all or part of the interest of a Partner in the partnership, at the request of the transferee, the Tax Matters Partner may cause the partnership to elect, pursuant to Internal Revenue Code Section 754 or any corresponding provision of subsequent law, to adjust the basis of the partnership property as provided by Internal Revenue Code Sections 734 and 743. The cost of such election shall be borne by the transferee requesting such election.

         (E) Tax Matters Partner. FMN Management Corp., a Florida corporation, is designated as the Tax Matters Partner of the partnership, as provided in Regulations pursuant to Internal Revenue Code Section 6231 and authorized to perform such duties as are required or appropriate thereunder. If FMN Management Corp. is no longer a General Partner, the then General Partners shall designate a successor Tax Matters Partner from among their number. Each Partner by the execution of this agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

                                   ARTICLE X.

                                  Miscellaneous


         (A) Amendments. Except as provided in Paragraph (E) hereof, amendments to this agreement shall be undertaken and effective only with the written consent of all the Partners.

         (B) Bank Accounts. Partnership funds shall be deposited in the name of the partnership in accounts designated by the General Partners, and withdrawals shall be made only by persons duly authorized by the General Partners.

         (C) Binding Effect. Except as provided to the contrary, the terms and provisions of this agreement shall be binding upon and shall inure to the benefit of all the Partners, their personal representatives, heirs, successors and assigns.

         (D) Captions, Gender and Number. The captions in this agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this agreement. All defined phrases, pronouns and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the actual identity of the organization, person or persons may require.

         (E) Choice of Law and Severability. This agreement shall be construed in accordance with the law of the State of Florida, without regard to conflict of law principles thereunder. If any provision of this agreement shall be contrary to the laws of the State of Florida or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but this shall not affect the legality of the remaining provisions of this agreement. This agreement shall be deemed to be modified and amended so as to be in compliance with applicable law, and this agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this agreement.

         (F) Counterparts. This agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

         (G) Entire Agreement. This agreement constitutes the entire agreement among the Partners regarding the terms and operations of the partnership, except for any amendments to this agreement adopted in accordance with Paragraph (A) hereof. This agreement supersedes all prior and contemporaneous agreements, statements, understandings and representations of the parties regarding the terms and operation of the partnership, except as provided in the preceding sentence.

         (H) Last Day for Performance Other than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a business day, the last day for such performance or exercise shall be the first business day immediately following the otherwise last day for such performance or such exercise. A business day means a day other than a Saturday, Sunday or a legal holiday on which federally chartered banks are generally closed for business.

         (I) Notices. All notices, requests, consents or other communications provided for in or to be given under this agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (1) upon receipt if delivered in person or by fax, (2) one (1) day after having been delivered to an overnight air courier, or (3) three (3) days after having been deposited in the mail as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following address (or at such other address as shall be given in writing by a party hereto):

             (1) If to the partnership or to a General Partner, to the intended recipient at:

                                    Mr. Seth S. Werner
                                    FMN Management Company, Inc.
                                    8751 Broward Boulevard, Fifth Floor
                                    Plantation, FL 33324

                                    with a copy to:

                                    Foley & Lardner
                                    200 North Laura Street
                                    Jacksonville, FL 32202
                                    Attn:  Luther F. Sadler, Jr.

             (2) If to a Limited Partner, to the intended recipient at the name and address listed in Article I(E), with a copy to:

                                    Donahue, Gallagher, Woods & Wood, LLP
                                    300 Lakeside Drive, Suite 1900
                                    Oakland, California 94612-3570
                                    Attn:  Michael J. Dalton.

         (J) Waiver of Partition. The Partners hereby agree that no Partner, nor any successor in interest to any Partner, shall have the right, while this agreement remains in effect, to have any partnership real property partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property partitioned, and all Partners, on behalf of themselves and their successors and assigns, hereby waive any such right.

         (K) Attorneys' Fees. In the event of any litigation to enforce the provisions of this Partnership Agreement, the Prevailing Party shall recover reasonable attorneys' fees and costs from the losing party.

         IN WITNESS WHEREOF, the undersigned have caused this agreement to be executed as of the day and year first above written.

                                      GENERAL PARTNER:

                                      FMN MANAGEMENT COMPANY, INC.

                                      By:
                                         ------------------------------
                                         Seth S. Werner, President

                                      LIMITED PARTNER:

                                      AMCALFUND, INC.

                                      By:
                                         ------------------------------
                                         Its:

                                   Schedule A

                         Capital Contributions and Units



    General Partner            Capital Contribution             Number of Units
    ---------------            --------------------             ---------------

FMN Management Company, Inc.        $255,000                          51


    Limited Partner            Capital Contribution             Number of Units
    ---------------            --------------------             ---------------

Amcalfund, Inc.                     $245,000                          49

                                   Schedule B


         List of MMRE Offices for Calculation of Buyer Side Penetration
                               (Section VII(D)(c))

                                   EXHIBIT "B"

                        OFFICE USE AND SERVICES AGREEMENT

         THIS OFFICE USE AND SERVICES AGREEMENT ("Agreement") is entered into this ___ day of ________________, ____, by and between Mason-McDuffie Real Estate, Inc., a California corporation ("MMRE") and Western America Mortgage, Ltd., a Florida limited partnership ("WAM").

                                 R E C I T A L S

         A. MMRE is a residential real estate brokerage company.

         B. WAM engages in the mortgage brokerage and banking business.

         C. MMRE owns or leases or is otherwise entitled to occupy the respective premises (the "Premises") (i) identified on Exhibit A hereto and (ii) such other premises MMRE may occupy for use as an office for real estate agents during the term hereof, as and when MMRE occupies such premises. The parties hereto acknowledge and agree that during the term of this Agreement the rights of MMRE, to occupy such Premises, or any of such Premises, may be terminated, in which event Exhibit A may be revised and, when initialed by all parties hereto, may be attached to this Agreement and substituted for, and in lieu of, the then-attached Exhibit A.

         D. Upon the terms and conditions of this Agreement, WAM desires to obtain from MMRE the use of certain office space (the "Office Space") at the Premises, as more particularly shown on Exhibit A, and for certain related office services, and MMRE desires to provide such office space and services.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, MMRE and WAM agree as follows:

         1. Grant of Office Use/Services; Term; Termination.
            -----------------------------------------------

             A. Use of Office Space.
                -------------------

                During the term of this Agreement, MMRE agrees that WAM may use the Office Space on the terms and conditions contained herein. In addition to granting WAM the use of the Office Space, MMRE further agrees to permit WAM reasonable use of and access to, at each Office Space location, all common-use office equipment, telephones, modem and facsimile lines and machines, voice mail systems, conference rooms, existing office furniture in the Office Space designated for WAM, light receptionist coverage, and other similar services, it being the parties' mutual intent that WAM's loan officers and managers using the Office Space shall be extended the same courtesies and office-related accommodations as MMRE's sales agents and employees occupying the Premises. These shall include the privilege of attending, as appropriate, the various meetings and functions, including, but not limited to, office meetings, managers' meetings, award functions, social functions, and similar meetings, that MMRE holds at the Premises for managers and Realtors.

                The use by WAM of the Office Space shall be in all respects subject and subordinate to the terms, covenants and conditions of any rights and conditions of and pertaining to MMRE's rights to occupy the Office Space or any portion thereof. WAM shall conduct its business and occupancy in each Office Space in a manner that shall not cause MMRE to be in default under its agreements with third parties pertaining to the Premises. WAM acknowledges and agrees that if MMRE ceases to occupy a particular Premises for whatever reason, WAM's right to use the Office Space associated therewith shall cease. WAM further acknowledges and agrees that all decisions respecting MMRE's continued occupancy of any particular Premises is a matter of MMRE's sole discretion.

                B. Term.
                   ----

                   The term of this Agreement shall be ten (10) years from the date hereof, provided that the term shall thereafter automatically renew from time to time for successive, additional one-year terms unless either party shall provide the other party with a written notice of termination at least nine (9) months prior to the termination date (including any termination date as a result of any renewal period).

                C. Termination by Either Party.
                   ---------------------------

                   This Agreement may be terminated by either party: (i) in the event the other party should fail to perform any of its obligations hereunder and should fail to remedy such nonperformance within thirty (30) calendar days after receiving written demand therefor; provided, however, that upon a second breach of the same obligation by such party, the other party hereto may forthwith terminate this Agreement upon notice to the breaching party; (ii) effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors; and (iii) effective immediately, if WAM should lose any license necessary for it to conduct business as a mortgage broker and banker in the State of California.

             2. Payment and Services.
                --------------------

                A. In consideration of the use of the Office Space during the Term, WAM covenants and agrees to pay to MMRE

                   (i) Fee calculated as Five Hundred Dollars ($500.00) per WAM loan officer who occupies any of the Premises for more than half of a month, per month. The monthly fee shall be due on the first business day of each calendar month. In the event of a partial month at the beginning or end of this agreement, the monthly fee for the portion of the month shall be prorated (in accordance with the percentage of the number of days this Agreement is in effect during such partial month bears to the number of days in that calendar month).

         3. Reporting Obligations.
            ---------------------

            WAM agrees during the term of this Agreement to provide MMRE with a monthly written report summarizing in sufficient detail the number of residential real estate transactions closed at each Office Space location during such month for which transactions WAM provided mortgage-related services. In turn, MMRE agrees during the term of this Agreement to provide WAM with a monthly written report summarizing in sufficient detail, for each Office Space location, MMRE's purchaser-side volume of business in connection with the residential real estate transactions closed at each Office Space location during such month, such reports to include specific reference to (i) the particular MMRE Office and agent involved in each such transaction, and (ii) the property address of the residential real estate property involved in each reported transaction for such month. Each party agrees to provide to the other party its respective written report for each calendar month during the term of this Agreement no later than fifteen (15) days after the last day of each such month.

         4. Repairs and Alterations.
            -----------------------

            There shall be no obligation on the part of the MMRE to make any repairs, alterations or improvements in order to make the Premises or the Office Space ready for occupancy by WAM or as a condition to WAM making the payments contemplated by section 2 of this Agreement. If WAM shall desire to make any repairs, alterations or improvements on the Premises or the Office Space, WAM shall first obtain the prior written consent thereto of MMRE, which consent may be granted or withheld in the sole discretion of MMRE, and shall bear all costs related to such repairs or alterations. MMRE makes no representations or warranty to WAM regarding the suitability of the Office Space or the Premises.

         5. Assignment.
            ----------

            WAM may not assign, transfer, sell, encumber or otherwise convey its interest in, or any of its rights under, this Agreement, or any portion thereof, or its interest in the Premises or the Office Space, or any portion thereof, without the prior written consent of MMRE, which consent may be granted or withheld in the sole discretion of MMRE. Any assignment, transfer, sublease, sale, encumbrance or conveyance by WAM without first obtaining such prior written consent shall, at the option of MMRE, be void.

         6. Continuing Liability of MMRE.
            ----------------------------

            Nothing in this Agreement shall be deemed to relieve MMRE from any of its duties, responsibilities or obligations under the leases for the Premises or confer on WAM any rights with respect to the Office Space or the Premises, except as expressly set forth herein.

         7. No Joint Venture.
            ----------------

            Nothing in this Agreement shall be construed as creating a partnership, joint venture, or franchise between the parties or as making either party the agent of the other.

         8. Notices.
            -------

            All notices under this Agreement shall be in writing and shall be deemed to have been properly given if hand delivered or sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other parties and addresses as either party may from time to time designate by written notice as herein provided):

         If to MMRE:       1901 Olympic Boulevard, Third Floor
                           Walnut Creek, CA 94596
                           Attn: Ed Krafchow

         If to WAM:        983 University Ave., Building D
                           Los Gatos, CA 95032
                           Attn: John Hogan

         9. Indemnification and Release.
            ---------------------------

                           (a) WAM shall hold MMRE harmless from, indemnify, and defend MMRE against, any and all claims, damages, causes of action, awards, and other liabilities suffered by MMRE, including costs and attorneys' fees, arising out of any WAM use of the Office Space or WAM's provision of any mortgage-related services upon the Premises.

                           (b) WAM releases MMRE from any and all claims, damages, causes of action, awards or other liabilities which may be suffered by WAM, including costs and attorneys' fees, arising in any manner from any acts or omissions, other than grossly negligent or fraudulent acts or omissions, relating to MMRE's provision of any services to any of WAM's clients.

         10. Intent of the Parties.
             ---------------------

             It is the intent of both parties that this agreement shall comply with the provisions of RESPA. The aggregate amount of fees to be paid hereunder represent a good faith estimate by the parties of the market value of the access to Office Space and services to be provided by MMRE to WAM hereunder hereunder.

         11. Counterparts.
             ------------

             This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.

         12. Choice of Law.
             -------------

             This Agreement and the transaction contemplated hereunder shall be governed by and construed in accordance with the laws of the State of California.

         13. Titles and Headings.
             -------------------

             The titles and headings of sections of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         14. Changes, Waivers, Discharge and Modifications in Writing.

             No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

             IN WITNESS WHEREOF, MMRE and WAM have executed this Agreement as of the day and year first above written.

                                                           "MMRE"

                                               MASON-McDUFFIE REAL ESTATE, INC.


                                               By:
                                                  ------------------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                         -----------------------

                                                            "WAM"

                                               WESTERN AMERICA MORTGAGE, LTD.


                                               By:
                                                  ------------------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                        ------------------------

                       NONCOMPETITION AND OPTION AGREEMENT

         This Noncompetition Agreement (this "Agreement") is made as of __________, 1999 by and between Western America Mortgage, Ltd., a Florida limited partnership ("WAM"), Amcalfund, Inc., a California corporation ("LP Corp."), FMN Management Company, Inc., a Florida corporation ("GP Corp."), and Mason-McDuffie Real Estate, Inc., a California corporation ("MMRE").

                               FACTUAL BACKGROUND

         A. MMRE conducts a real estate brokerage business with offices at various locations.

         B. WAM has been formed to engage in the mortgage banking and mortgage brokerage business. WAM will focus primarily on serving the mortgage needs of all real estate offices and relocation businesses owned or later acquired by MMRE and any real estate offices which have signed a Trademark License Agreement or TLC Service Agreement with MMRE. GP Corp. is the general partner of WAM and owns a 51% partnership interest in WAM.

         C. MMRE has granted WAM the right to provide its mortgage banking and mortgage brokerage services in MMRE's real estate offices and MMRE agrees that WAM shall seek to provide its mortgage brokerage and banking services to all real estate offices which have signed Trademark License Agreements or TLC Service Agreements with MMRE and to make the services of WAM available to sales persons and clients of MMRE pursuant to an Office Use and Services Agreement of even date herewith (as amended and modified from time to time, the "MMRE Agreement").

         D. LP Corp. owns a 49% limited partnership interest in WAM.

         E. MMRE owns all of the issued and outstanding shares of LP Corp., and by virtue of being the sole shareholder of LP Corp., MMRE has a continuing financial stake in WAM's performance.

         F. MMRE, LP Corp and GP Corp. are parties to that certain Agreement Regarding Creation of Western America Mortgage, Ltd. dated July ___, 1999 (the "WAM Agreement").

         G. Section 2.4 of the WAM Creation Agreement requires that this Agreement be executed and delivered by the parties in connection with the formation of WAM.

         NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1. Confidential Information. MMRE, LP. Corp., GP Corp. and their respective Affiliates (as defined below) will only make disclosure of proprietary or confidential information concerning WAM and its mortgage banking and mortgage brokerage business as shall be authorized by GP Corp. MMRE, LP Corp., GP Corp. and their respective Affiliates, will not, directly or indirectly, at any time, divulge, disclose, furnish, communicate or make accessible to any third party who is not authorized by GP Corp. to receive such information, any customer or prospective customer list, financial data, sales data, technology information, intellectual property, business plans, strategic plans, market studies or any other confidential or proprietary information relating to WAM. All files, records, documents, forms, plans, policies and procedures manuals, client and prospective client lists, written memoranda or similar materials generated in connection with, or necessary to, the conduct of WAM's mortgage banking business and mortgage brokerage business, whether now existing or arising in the future, remain the exclusive property of WAM; provided, however, that all records and information, whether in paper or electronic form, related to clients of MMRE constitute proprietary information and trade secrets of MMRE. Notwithstanding the foregoing, this Section shall not prevent, or apply to, disclosure of information which is otherwise generally known in the marketplace.

             For purposes of this Agreement, "Affiliate" shall mean any person or entity which, directly or indirectly, through one or more intermediaries, is controlled by the person or entity specified, provided, however, the entities directly or indirectly controlled by Dave Cobo and/or Ed Krafchow shall be deemed to be "Affiliates" of MMRE until the earlier to occur of (i) July 9, 2001 or (ii) as to Dave Cobo, at such time as Dave Cobo and Ed Krafchow shall cease to own collectively more than 50% of the voting stock of MMRE, and as to Ed Krafchow, at such time as he and Dave Cobo shall cease to own collectively more than 50% of the voting stock of MMRE.

         2. Noncompetition.

            2.1 MMRE, LP Corp. and their respective Affiliates, will not compete with WAM in the mortgage banking business (including, without limitation, mortgage loan origination (whether by independent agents or using retail loan officers), mortgage loan processing, mortgage loan underwriting, mortgage brokerage and any other mortgage banking activities) and mortgage brokerage business, either directly or indirectly, either alone or in conjunction with others, in the Territory at any time prior to the later of
     (i) the termination of the MMRE Agreement or (ii) LP Corp.'s withdrawal as a limited partner from WAM. For purposes of this section, the term "compete" includes, without limitation, acting as a proprietor, owner, shareholder, partner, investor, joint venturer or other participant in or with a competitor of WAM or as a trustee, director, officer, employee, agent, representative, consultant, advisor or independent contractor to or for a competitor of WAM. Without limiting the generality of the foregoing, MMRE and LP Corp. shall not own, operate, or invest in any mortgage banking venture, directly or indirectly, and will not permit other mortgage banking or mortgage brokerage businesses to lease premises within offices of MMRE, and/or any other real estate or relocation business which is owned or controlled by MMRE and LP Corp. For purposes of this Agreement, the Territory shall mean the United States of America. Notwithstanding the foregoing, this noncompetition provision shall not apply to (i) the mortgage business acquired by LP Corp. from Americal Funding, Inc., provided that MMRE agrees not to cause any loan agents engaged in the Americal Funding business or employed by LP Corp. to be given access to any real estate offices owned by MMRE, or companies with whom MMRE has signed a TLC Services Agreement) other than the real estate offices acquired from Dutra Realty Enterprises, Inc. and any relocation thereof, (ii) the Partnership in which MMRE is a partner that provides mortgage brokerage services to MMRE's Sebastopol office, provided MMRE agrees not to cause any loan agents of such Partnership to be given access to any real estate offices owned by MMRE other than MMRE's Sebastopol office or any relocation thereof. Section 2.1 shall not apply to any mortgage brokerage business subsequently acquired by MMRE in compliance with the right of first refusal provisions in favor of WAM, provided that such business shall not be conducted in any MMRE office except the real estate offices acquired in connection with such acquisition, and any relocation thereof. Section 2.1 shall also terminate upon GP Corp. ceasing to be a partner of WAM.

            2.2 GP Corp. and Mortgage.com and their Affiliates shall not provide mortgage brokerage and banking services through loan agents located in the MMRE owned offices or Prudential franchised real estate offices which have entered into Trademark License Agreements or TLC Service Agreements with MMRE, except through WAM.

            2.3 Enforceability. The parties hereto acknowledge that the restrictions, prohibitions and other provisions in this Section 2 are fair, reasonable and equitable in scope, are necessary to protect the legitimate business interests of the parties, and are a material inducement to the parties to enter into the WAM Creation Agreement and the related agreements and transactions. In the event that the restrictions contained in this
     Section 2 are held to be too broad to allow enforcement of such restriction to its full extent, such restrictions shall be enforced to the maximum extent allowed by law, and the parties hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions. The parties acknowledge and agree that the remedy at law for the breach of the obligations under this Section 2 may be inadequate, and agree and consent to the temporary and/or permanent injunctive relief may be entered enjoining a party from breaching this Agreement.

            2.4 WAM's Option to Purchase Future MMRE Mortgage Banking
     Operations.

                (a) In the event that MMRE or its Affiliates shall subsequently acquire or obtain, directly or indirectly through a subsidiary or otherwise, ownership of any mortgage banking or mortgage brokerage business or venture, WAM shall have the option, but not the obligation, to purchase such mortgage banking and mortgage brokerage business from MMRE, and MMRE hereby agrees to sell such business to WAM for a price which will be the greater of (a) the sum of one percent

     (1%) of purchase money mortgage loan volume and one-half percent (.5%) of refinance mortgage loan volume of the business during the previous two-year period, divided by two, or (b) an amount equal to three (3) times the pre-tax earnings of the business over the two-year period, divided by two; provided that in no case shall WAM be required to pay more than MMRE's actual cost for the mortgage business. The purchase price shall be payable in cash.

                (b) MMRE shall promptly provide written notice to WAM in the event of its acquisition of any such mortgage banking venture and shall provide WAM and its employees, agents, accountants, attorneys and financial advisors with the opportunity to conduct a reasonable due diligence investigation of the potential acquisition, including, without limitation, the right to inspect, review and make copies of the financial information about the business, interview employees and inspect the facilities. WAM shall notify MMRE in writing within 30 days following its opportunity to complete its reasonable, good faith due diligence examination, as to whether WAM elects to purchase the business. In the event WAM notifies MMRE that it elects to purchase the business, the parties shall negotiate, acting reasonably and in good faith, to develop mutually-acceptable documentation for the transaction. In the event of any disagreement regarding the reasonableness of provisions contained in the proposed documentation, to the extent reasonable and practical under the circumstances, the parties shall look to the acquisition documents executed by MMRE, as purchaser, in connection with MMRE's acquisition of the mortgage banking operation, to determine whether the proposed provisions are fair and reasonable. Notwithstanding the foregoing, MMRE shall not be required to make any representations or warranties except (i) to pass along representations by the original Seller without liability to MMRE, and (ii) representation that MMRE has taken no action to impair title.

                (c) This Option shall terminate upon the earlier of (i) GP Corp. ceasing to be general partner of WAM or (ii) LP Corp. ceasing to be a limited partner of WAM.

         3. No Joint Venture. Nothing in this Agreement shall be construed as creating a partnership, joint venture or franchise between the parties or as making either party the agent of the other.

         4. Assignment. Neither this Agreement, nor the rights and obligations hereunder may be assigned by any party without the written consent of the other party.

         5. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of California. This Agreement supersedes any and all agreements, whether written or oral, between the parties pertaining to the subject matter of this Agreement. Each party to this Agreement acknowledges that no inducements, promises or agreements, oral or otherwise, pertaining to the subject matter of this Agreement, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement. This

Agreement shall be binding upon and inure to the benefit of the successors, personal representatives and permitted assigns of the parties hereto. This Agreement may not be amended except by a written document signed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      WESTERN AMERICA MORTGAGE, LTD.,
                                      a Florida limited business,

                                      By:   FMN Management Company, Inc., its
                                               General partner.


                                      By:
                                         ---------------------------------
                                         Seth S. Werner, President
                                                           ("WAM")


                                      FMN MANAGEMENT COMPANY, INC.


                                      By:
                                         ---------------------------------
                                         Seth S. Werner, President
                                                            ("GP Corp.")


                                      AMCALFUND, INC.


                                      By:
                                         ---------------------------------
                                          Its:
                                              ----------------------------
                                                       ("LP Corp.")


                                      MASON-McDUFFIE REAL ESTATE, INC.


                                      By:
                                         ---------------------------------
                                          A. David Cobo, President
                                                            ("MMRE")

Acknowledgement and Joinder:

Mortgage.com hereby joins in this Agreement for the purpose of being bound by Section 2.2 hereof.

MORTGAGE.COM, INC., a Florida
corporation



By:
   ----------------------------------
     Its:
         ----------------------------